EXHIBIT 99.1

Aptose to Present at the Cantor Global Healthcare Conference

SAN DIEGO and TORONTO, Sept. 18, 2023 (GLOBE NEWSWIRE) -- Aptose Biosciences Inc. (“Aptose” or the “Company”) (NASDAQ: APTO, TSX: APS), a clinical-stage precision oncology company developing highly differentiated oral kinase inhibitors to treat hematologic malignancies, today announced that the Aptose management team will participate in the Cantor Global Healthcare Conference being held September 26-28, 2023, in New York City.

Dr. William G. Rice, Chairman, President and CEO of Aptose, will participate on a panel, Targeted Therapies for AML, and with Mr. Fletcher Payne, CFO of Aptose, will be hosting one-on-one meetings during the conference. To schedule a one-on-one meeting with the Aptose management team, please contact your conference representative.

Cantor Global Healthcare Conference 2023

Date: Wednesday, September 27, 2023
Presentation Time: 9:10 - 9:40 AM (Track 2)
Format: Panel Presentation, Webcast
Speaker: William G. Rice, PhD, Chairman, President and Chief Executive Officer
Webcast Link: Click here (https://wsw.com/webcast/cantor19/apto/2102100)

Recent Clinical Data Highlight with Tuspetinib

Aptose recently provided an update from the ongoing APTIVATE Phase 1/2 clinical trial with lead agent, tuspetinib, a once daily oral agent with a unique kinase targeting pattern being developed for the treatment of patients with relapsed/refractory (R/R) AML. As of August 1, 2023, fifteen (15) patients had been dosed with the tuspetinib/venetoclax (TUS/VEN) doublet, ten (10) had reached an efficacy evaluable stage, and five (5) of the ten evaluable patients had achieved early responses (composite Complete Response rate (CRc) includes any CR, CRh, CRi and CRp). Among the ten (10) evaluable patients, nine (9) had failed prior venetoclax treatment (Prior-VEN), representing an emerging population with severe unmet medical need. Four (4) of the nine (9) Prior-VEN failure patients had already achieved responses with TUS/VEN (44% CRc). Three (3) responses emerged among seven (7) of the evaluable patients with wildtype FLT3 (43% CRc), which accounts for approximately 70% of the AML population, yet there are few treatment options and little in development for the wildtype patient population. Additionally, two (2) of three (3) patients with mutated FLT3 (67%) achieved responses. As a single agent, TUS at its RP2D of 80mg achieved a 42% CR/CRh rate in patients who had not failed prior therapy with venetoclax, and as the TUS/VEN doublet achieved a 44% CRc rate in Prio-VEN failure patients, demonstrating the utility of TUS across AML populations. Importantly, TUS as a single agent and the TUS/VEN combination continue to be safe and well tolerated.

AML Subgroup	CRc Responses to TUS/VEN
Evaluable (10)	50%	(5 of 10)
Prior-VEN (9)	44%	(4 of 9)
FLT3-WT (7)	43%	(3 of 7)
FLT3-MUT (3)	67%	(2 of 3)

Aptose expects to update these data and release data on additional evaluable patients next month during the European School of Haematology (ESH) meeting in Estoril, Portugal.

About Aptose

Aptose Biosciences is a clinical-stage biotechnology company committed to developing precision medicines addressing unmet medical needs in oncology, with an initial focus on hematology. The Company's small molecule cancer therapeutics pipeline includes products designed to provide single agent efficacy and to enhance the efficacy of other anti-cancer therapies and regimens without overlapping toxicities. The Company has two clinical-stage oral kinase inhibitors under development for hematologic malignancies: tuspetinib (HM43239), an oral, myeloid kinase inhibitor being studied as monotherapy and in combination therapy in the APTIVATE international Phase 1/2 expansion trial in patients with relapsed or refractory acute myeloid leukemia (AML); and luxeptinib (CG-806), an oral, dual lymphoid and myeloid kinase inhibitor in Phase 1 a/b stage development for the treatment of patients with relapsed or refractory hematologic malignancies. For more information, please visit www.aptose.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Canadian and U.S. securities laws, including, but not limited to, statements relating to the Company’s growth, plans, objectives, expectations and intentions and other statements including words such as “continue”, “expect”, “intend”, “will”, “hope” “should”, “would”, “may”, “potential” and other similar expressions. Such statements reflect our current views with respect to future events and are subject to risks and uncertainties and are necessarily based upon a number of estimates and assumptions that, while considered reasonable by us, are inherently subject to significant business, economic, competitive, political and social uncertainties and contingencies. Many factors could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements described in this press release.

Should one or more of these risks or uncertainties materialize, or should the assumptions set out in the section entitled "Risk Factors" in our filings with Canadian securities regulators and the United States Securities and Exchange Commission underlying those forward-looking statements prove incorrect, actual results may vary materially from those described herein. These forward-looking statements are made as of the date of this press release and we do not intend, and do not assume any obligation, to update these forward-looking statements, except as required by law. We cannot assure you that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Investors are cautioned that forward-looking statements are not guarantees of future performance and accordingly investors are cautioned not to put undue reliance on forward-looking statements due to the inherent uncertainty therein.

For further information, please contact:

Aptose Biosciences Inc.
Susan Pietropaolo
Corporate Communications & Investor Relations
201-923-2049
spietropaolo@aptose.com

LifeSci Advisors, LLC
Dan Ferry, Managing Director
617-430-7576
Daniel@LifeSciAdvisors.com